Exhibit 10.1

TENDER OFFER AGREEMENT
BY AND BETWEEN
PROS HOLDINGS, Inc.
AND
CAMELEON SOFTWARE
DATED AS OF OCTOBER 24 2013

Table of Contents

1.    DEFINITIONS    2
1.1    Certain Defined Terms    2
1.2    Construction    6
2.    THE OFFER    6
2.1    Filing of the Offer    6
2.2    Offer Conditions    6
2.3    Withdrawal of Offer    6
2.4    Cooperation Between the Parties    6
3.    CERTAIN ADDITIONAL REPRESENTATIONS AND COVENANTS    7
3.1    Breach - Litigation - Insurance    7
3.2    Management of Company until Settlement of the Offer    8
3.3    Change of Control    8
3.4    Non Solicitation    8
3.5    Other Negative Undertakings    9
3.6    Representations and Warranties of Company    11
3.7    Representations and Warranties of Offeror    14
3.8    Governance Upon Completion of the Offer    15
3.9    Break-Up Fee    15
3.10    Information    16
3.11    Management Incentive Program    16
4.    TERMINATION    16
4.1    Automatic Termination    16
4.2    Termination at Option of Offeror or Company    16
4.3    Effect of Termination    17
5.    COMMUNICATION    17
5.1    Joint Analyst and Media Presentation - Road Shows    17
5.2    Other Communications    17
6.    NOTICES    17
7.    MISCELLANEOUS    18
7.1    Variation; Amendment    18
7.2    Fees and Expenses    18
7.3    Entire Agreement; No Third Party Beneficiaries.    18
7.4    Severability    19
7.5    Specific Performance    19
7.6    Governing law and Jurisdiction    19

This Tender Offer Agreement (this “Agreement”) is entered into as of October 24, 2013, by and between PROS HOLDINGS, Inc., a corporation organized and existing under the laws of Delaware, represented by Mr. Andres Reiner, duly empowered for the purpose hereof (“Offeror”) and Cameleon Software, a société anonyme organized and existing under the laws of France, represented by Mr. Jacques Soumeillan, duly empowered for the purpose hereof (“Company”). Offeror and Company are each sometimes referred to individually as a “Party” and collectively as the “Parties”.
RECITALS

(A)
WHEREAS, Offeror is willing to acquire for cash all the outstanding ordinary shares of Company, by way of a recommended tender offer for Company’s shares, subject to and in accordance with the terms and conditions set forth in this Agreement;

(B)
WHEREAS, on June 28, 2013, the Offeror has appointed Bryan Garnier & Co as presenting bank (établissement présentateur) in order to file with the AMF, on behalf of Offeror, a voluntary cash public offer for all of the Company Shares, at a price per share equal to the Offer Price (the “Offer”);

(C)	WHEREAS, on September 30, 2013, the Chief Executive Officer (president directeur général) of the Company appointed the Independent Expert to produce the Expert’s Report;

(D)
WHEREAS, on October 24, 2013, the Company received the final version of the Expert’s Report, including an opinion that the Offer is fair to the Company’s shareholders from a financial point of view (a “Fairness Opinion”);

(E)
WHEREAS, on October 24, 2013, the Company Board (a) has confirmed the appointment of the Independent Expert; (b) has delivered an unqualified opinion that the acquisition of Company by Offeror is in the best interests of Company, its employees and shareholders; (c) has recommended its shareholders to tender their Company Shares to the Offer; and (d) has authorized the Chief Executive Officer (president directeur général) of the Company to enter into this Agreement (the “Board Recommendation”);

(F)
WHEREAS, on the date hereof, Offeror has entered into undertaking agreements with Mr. Jacques Soumeillan, Mrs. Françoise Asparre, Mr. Thibault de Drouin de Bouville, and Mrs. Sylvie Rougé to acquire 943,230 Company shares held by such shareholders subject to and in accordance with terms and conditions set forth in such undertaking agreements (the “Undertaking Agreements”). A copy of the drafts of such Undertaking Agreements was made available to the Company’s board of directors (the “Company Board”);

(G)
WHEREAS, The Offeror and its advisers have been allowed access from July 24, 2013 to October 17, 2013 to an on-line, password protected, electronic data room accessible through the web-site of Merrill Data Site (the “Data Room”). In addition, the Offeror and its advisers have been given the opportunity to make queries to the Company and to interact with the management of the Company.

(H)
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS
1.1    Certain Defined Terms
Unless otherwise expressly provided in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” shall mean, with reference to a specified Person, a Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. The term “control” as used in this definition (including its correlative meanings “controlled by” and “under common control with”) shall have the meaning ascribed thereto in Article L. 233-3 of the French Commercial Code;
“Agreement” shall have the meaning set forth in the first paragraph of this Agreement;
“AMF” shall mean the Autorité des marchés financiers;
“AMF Regulation” shall mean the Règlement Général de l’Autorité des marchés financiers;
“Announcement Date” shall have the meaning set forth in Section 2.1;
“Applicable Law” shall mean all foreign, federal, state, local, municipal or other laws, ordinances, regulations, rules and other provisions having the force or effect of law, applicable to the Company, to its Subsidiaries or to its business;
“Audited Financial Statements” shall have the meaning set forth in Section 3.6;
“Board Recommendation” has the meaning set forth in Recital (E);
“BSARs” shall mean of all warrants (“bons de souscription d’actions remboursables”) to subscribe for Company Shares.
“Business Day” shall mean a day other than a Saturday, a Sunday or a day that is not a trading day (jour de négociation) on the Euronext Paris stock exchange;
“Benefit Plan” shall mean all employee benefit plans of the Company and its Subsidiaries;
“Company” shall have the meaning set forth in the first paragraph of this Agreement;
“Company Board” shall have the meaning set forth in Recital (F);
“Company Shares” shall mean (i) all outstanding ordinary shares issued by the Company, including the Treasury Shares existing at the date hereof, but excluding any Free Shares, (ii) any additional Company ordinary shares issued before the settlement of the Shares tendered into the initial Offer period, as a result of the exercise of Stock Options or of the BSARs, and (iii) any additional Company ordinary shares which are issued as a result of the vesting (acquisition) of restricted stock units (actions gratuites, within the meaning of Article L. 225-197 of the French Commercial Code), for which the mandatory lock-up period (période de conservation) expires before the settlement of the shares tendered into the initial Offer period;
“Confidentiality Agreement” shall mean the confidentiality agreement dated April 16, 2013 between the Company and PROS Holdings, Inc.;
“Data Room” shall have the meaning set forth in Recital (G);
“Dispute” shall have the meaning set forth in Section 7.6(ii) hereof;
“Encumbrances” shall mean, in respect of any assets, any liens, charge, mortgage, deed of trust, security interest, title retention device, sureties, escrow arrangements, pre-emptive rights, options, conditional sale or other security arrangement, collateral assignment, claim, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset, restrictions of any nature whatsoever on their free transferability or claims of any nature whatsoever (including, but not limited to, any restriction on (a) the voting of any security, any restriction on the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Expert’s Report” shall have the meaning set forth in Recital (C);
“Fairness Opinion” shall have the meaning set forth in Recital (D);
“Free Shares” shall mean the outstanding restricted stock units (actions gratuites, within the meaning of Article L. 225-197 of the French Commercial Code) granted by the Company, including any restricted stock units which have not yet been settled into shares (en période d’acquisition) and any restricted stock units which have been settled into shares (acquisition) but are subject to a mandatory lock-up period (période de conservation) pursuant to Article L.225-197 of the French Commercial Code;
“Independent Expert” shall have the meaning set forth in Recital (D);
“Material Adverse Effect” shall mean any effect or change that considered together with all other effects, causes or could reasonably be expected to have a material adverse effect on: (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; (b) the ability of the Company to consummate any of the transactions contemplated herein or to perform any of its obligations under this Agreement; or (c) cause a decrease in excess of five (5%) of the Company's assets or of the Company's revenues for the last twelve months, but excluding any change or effect arising from or relating to (a) national or international political or social conditions, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon France, (b) general financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on a securities exchange for a period in excess of three hours), (c) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, and (d) changes resulting from the public announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby.
“Material Contracts” means any contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement and (a) which is an agreement, other than a maintenance or SaaS agreement, entered into after 1st January 2008 representing a revenue for an individual amount greater than € 200,000 (Two Hundred Thousand Euros); (b) which is a maintenance or SaaS agreement entered into after 1st January 2008 representing an annual revenue for an individual amount greater than € 200,000 (Two Hundred Thousand Euros); (c) which represents an expense for the Company or its Subsidiaries for an individual amount greater than € 200,000; (d) which was entered into with one of the officers or directors of the Company or any of its Subsidiaries; (e) in which the Company or its Subsidiaries has guaranteed or otherwise agreed to be responsible for any indebtedness of any other Person; (f) which provides for an exclusivity or a non-competition undertaking on behalf of the Company or its Subsidiaries; or (g) which involves a dispute which is not resolved with a claim against the Company of more than €25,000; it being specified that Material Contracts defined in (a) and (b) above are together defined as the “Customer Material Contracts” and that Material Contracts defined in (c), (d), (e), (f) and (g) above are together defined as the “Other Material Contracts”;
“Offer” shall have the meaning set forth in the Recital (B);
“Offer Price” shall mean € 2.05 per Company share and € 1.33 per BSAR, to which will be added a premium amounting to € 0.15 per each Company share and BSAR tendered to the Offer, should Offeror cross upwards, at the latest on December 31, 2014, the 95% threshold of the voting rights of the Company on a fully diluted basis (but excluding the Free Shares which will not be taken into account for the purpose of calculating such threshold), it being specified that Treasury Shares will be deemed to be shares held by the Offeror for the purpose of calculating this threshold;
“Order” shall mean any judgment, injunction, order, award, ruling, writ, decree or other restriction of any court or arbitrator or governmental authority having competent jurisdiction;
“Party” shall have the meaning set forth in the first paragraph of this Agreement;
“Person” shall mean an individual, a corporation, a partnership, a limited liability company or partnership, a trust, an unincorporated organization, a government or any department or agency thereof, or any other juridical entity.
“Offeror” shall have the meaning set forth in the first paragraph of this Agreement;
“Representatives” of a Party shall mean such Party’s Affiliates and the agents, directors, officers, advisors (including, without limitation, financial, legal and accounting advisors) and representatives of such Party and its Affiliates;
“Response Period” shall mean, in case of a Competing Offer, a period of five (5) Business Days from the date on which a press release is published with respect to the Competing Offer in accordance with Article 231-16 III of the AMF Regulation;
“Rules” shall have the meaning set forth in Section 7.6(ii) hereof;
“Undertaking Agreements” shall have the meaning set forth in Recital (B);
“SaaS” shall mean Software as a Service;
“Subsidiaries” shall have the meaning is Section 3.6 hereof;
“Superior Proposal” shall mean a Takeover Proposal that is a tender offer (offre publique d’acquisition) to acquire 100% of the Company Shares, which is filed with the AMF after the filing of the Offer by Offeror by a Person other than an Affiliate of Offeror in accordance with Article 231-13 of the AMF Regulation and declared conform by the AMF, in accordance with article 232-7 of the AMF Regulation;
“Stock Options” shall mean of all stock options and all options to purchase or subscribe for Company Shares granted to employees, directors or other officers of the Company and its Affiliates;
“Takeover Proposal” shall mean any inquiry, proposal or offer from any person (other than Offeror) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including, any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of the Company and its Affiliates, taken as a whole, for the fiscal year ended December 31, 2012, or (B) 5% or more of the outstanding Company Shares of any class of capital stock of, or other equity or voting interests in, the Company or any class of capital stock of, or other equity or voting interests in, any of the Company’s Affiliates directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above, in each case other than the Offer;
“Treasury Shares” shall mean ordinary shares of the Company held, from time to time, by the Company or any of its Affiliates.

1.2    Construction
For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise expressly stated, be construed to refer to this Agreement as a whole (including any Exhibit or Schedule hereto) and not to any particular provision of this Agreement, and Article, Section and Exhibit references are to the Articles, Sections and Exhibits to this Agreement unless otherwise expressly specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless otherwise expressly specified; (iv) the word “or” shall not be exclusive; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise expressly specified; and (vi) the Recitals, Exhibits and Schedules to this Agreement form part of this Agreement and have the same force and effect as if set out in the body of this Agreement; any reference to this Agreement includes the Recitals, Exhibits and the Schedules to it.

2.	THE OFFER
2.1Filing of the Offer

(i)
As soon as possible but in no event after 5 Business Days following the execution of this Agreement, (a) the Offeror shall file with the AMF a draft offer document (note d’information) substantially in the form attached as Exhibit 1 and a regulatory press release (communiqué) in the form set forth in Exhibit 3 (the “Announcement Date”) (b) the Company shall file with the AMF a draft response document (note en réponse) substantially in the form attached as Exhibit 2 and (d) no later than the Business Day preceding the opening of the Offer, each Party shall file with the AMF a document presenting their legal, financial and accounting characteristics (autres informations) (such documents, together with the draft offer document, the draft response document and any supplements or amendments thereto, being the “Offer Documents”). The Parties shall furnish to each other all information concerning them and their Affiliates that is required by applicable French laws or regulations to be included in the Offer Documents and in any correspondence between them and the AMF in respect of the Offer.

(ii)
The Parties shall prepare the Offer Documents in compliance with Applicable Laws and regulations; and prior to filing with the AMF any Offer Document or any amendment thereto, or responding to any material comments of the AMF to a Offer Document, the Parties shall consider in good faith any reasonable comments made by one Party to such Offer Document or response.

2.2Offer Conditions
The opening of the Offer is subject to clearance by the AMF in accordance with the AMF Regulation.

2.3	Withdrawal of Offer
Offeror shall have the right to withdraw the Offer in the circumstances set forth in Article 232-11 of the AMF Regulation.

2.4	Cooperation Between the Parties

(i)
The Parties undertake to cooperate for the purpose of completing the Offer and the acquisition of control of Company by Offeror described in this Agreement. The Parties have agreed, based on the circumstances existing at the date hereof, on an indicative timetable for the Offer which is set out in the Note d’Information. In particular, Offeror and Company shall cooperate with each other to fulfill all applicable requirements of the AMF, NYSE-Euronext and United States Securities and Exchange Commission (“SEC”), and to respond to comments from any of the foregoing, and to make such amendments and supplements to filings as may be required; provided that Company shall not incur any costs or fees whatsoever with respect to its cooperation to fulfill applicable requirements of the SEC as the case may be.

(ii)
For the purposes of completing the Offer, the Parties also undertake to cooperate and promptly inform each other with respect to issuing all notifications, making any requests and obtaining all necessary approvals and authorizations under all laws and regulations of any relevant jurisdictions and each of the Parties shall, provided that it does not have material adverse effect on such Party or any of such Party’s Affiliates: (i) use commercially reasonable efforts to obtain, as soon as practicable after the date of this Agreement, all necessary no-action letters, approvals and authorizations from governmental entities, including the European Commission, the relevant U.S. antitrust authorities and any other local antitrust authority; and (ii) take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, in each case to the extent necessary or desirable to complete the Offer and the acquisition of control of Company by Offeror contemplated hereby.

(iii)
Each Party shall promptly notify the other Party (i) if and to the extent it becomes aware that any information supplied by it or included in filings with the AMF in respect of the Offer shall have become false or misleading in any material respect and (ii) upon the receipt of any comments from the AMF or any request from the AMF for amendments or supplements to filings, in each case, in respect of the Offer.

(iv)
To the extent permitted by Applicable Laws and regulations, Company shall consult with Offeror with respect to any litigation or administrative proceeding against Company or any of its officers or directors in relation to this Agreement, the Offer, or Offeror’s acquisition of Company, including any litigation by a holder of Company Shares, Stock Options, BSARs or Free Shares; and Company shall not settle or offer to settle any such litigation without the prior written consent of Offeror (not to be unreasonably withheld or delayed).

3.CERTAIN ADDITIONAL REPRESENTATIONS AND COVENANTS
3.1    Breach - Litigation - Insurance
Company undertakes that during the period from the date hereof until the closing of the Offer or the closing of its re-opening period:

a)
In the event of any breach of this Agreement, to promptly notify the Offeror by registered letter of such breach under no circumstances later than 2 (two) Business Days after obtaining knowledge of the said breach, giving reasonable particulars of the facts and specifying in reasonable detail the amount of estimated damages;

b)	To maintain valid, in full force and effect on Company and its Subsidiaries, all the insurance policies; and

c)
To promptly notify the Offeror by registered letter of any shareholder’s litigation regarding the Offer, under no circumstances later than 2 (two) Business Days after obtaining knowledge of the shareholder’s litigation and giving the right to the Offeror to participate in such litigation.

3.2    Management of Company until Settlement of the Offer
The Company undertakes that, from the date hereof until the settlement of Company Shares tendered to the initial Offer period or the re-opening of the Offer, as the case may be, Company and its Affiliates shall conduct their business in the ordinary course and in accordance with past practices (except to the extent contemplated by this Agreement) and shall not, without prejudice to the generality of the foregoing: (a) make or agree to make any investments or divestments or enter into any other commitment or contract which would be in excess of the size ordinarily carried out by Company and its Affiliates and which may prevent the implementation of this Agreement or would reasonably be expected to delay the closing or the settlement of the Offer; or (b) declare, authorize, make or pay a dividend (in cash or in kind) or other distribution of a similar nature or any reduction of capital or purchase of Company Shares; or (c) make, agree to make or decide upon any change to the capital structure of the Company (other than any issuance of shares upon exercise, conversion or exchange of securities or BSARs, or Stock Options or Free Shares outstanding as of the date of this Agreement); or (d) pay, or agree to pay or provide any bonus, or other employee benefits or compensation (including any profit share, retirement benefits or severance package), other than year-end bonus payments in the ordinary course in an amount not exceeding €100,000 for any single employee, director or officer, and in an aggregate amount not exceeding €400,000 for all employees, directors or officers, or grant or agree to grant, or amend, or agree to amend the terms (including by accelerating the vesting) of any free shares (including the Free Shares) or any warrants (including the BSARs) or any stock options (including the Stock Options).
3.3    Change of Control
Company undertakes that, as soon as reasonably practicable:

(i)
it shall use its commercially reasonable efforts to obtain, as promptly as practicable after the date hereof and in any event no later than the date on which the Offer is settled, consents by third parties under change of control clauses in the contracts entered into by Company and its Affiliates where it is necessary to avoid disruption or prejudice to the business of Company and its Affiliates as a result of the change of control of Company in connection with the Offer. The Offeror undertakes to make all reasonable efforts to cooperate with the Company in this regard, if and when necessary, it being provided that such cooperation shall not constitute a waiver from the Offeror to the obligations of the Company set forth in this paragraph and that the Company commits to hold the Offeror harmless in case any liability arises in this regard;

(ii)
notwithstanding the foregoing, Company shall not, and shall cause its Representatives not to make or agree to make, or permit any of its Affiliates to make or agree to make, any payments, or forgiveness of debt or contractual commitments to any third party whose consent is required under change of control clauses in the contracts entered into by Company or its Affiliates, without Offeror’s prior approval.

3.4    Non Solicitation
During the term of this Agreement, Company shall, and shall cause its Representatives:

(i)
not to, directly or indirectly, (a) solicit, initiate or encourage, or take any action to facilitate, any Takeover Proposal or any inquiries reasonably likely to result in the making of any Takeover Proposal, or (b) enter into, continue or otherwise participate in any discussions or negotiations with a third party regarding, or furnish to any third party any information, or take any other action to facilitate any inquiries with respect to, or otherwise cooperate in any way with, any Takeover Proposal;

(ii)	to immediately cease and cause to be terminated all discussions or negotiations with any person conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, and cause all materials and written information communicated by the Company or its advisors and agents to such person to be returned to the Company or destroyed;

(iii)
to immediately notify Offeror of the receipt by the Company and/or its Representatives, from the date of execution hereof, of each and any Takeover Proposal or of any contact related to a potential Takeover Proposal including the full details thereof (and any subsequent amendment thereof) and the identity of the persons involved, promptly and in any event within two Business Days of such receipt or contact; provided that the Company shall have the right to notify the person making the Takeover Proposal of the provisions of Sections 3.4(i) and (ii) above;

(iv)	to keep Offeror informed of the status of any such Takeover Proposal or contact, and to promptly advise Offeror of any amendment to a Takeover Proposal; and

(v)	not to accept, approve, recommend or enter into any agreement, in respect of a Takeover Proposal (and shall not make nor allow any public communication about such Takeover Proposal);
provided, however, that if a tender offer is filed with the AMF by a third party at any time following the date of this Agreement and prior to the settlement of the Offer (the “Competing Offer”) (a) Company and its Representatives shall have the right to, after filing of such Competing Offer with the AMF, negotiate with and provide information to the person having filed the Competing Offer (provided that all information which is provided to the third party shall simultaneously be provided to Offeror); and (b) during the Response Period, Offeror shall have the right, but not the obligation, to offer to amend the terms of the Offer and in such case Company shall, and shall cause its advisors to, negotiate in good faith with Offeror to make such adjustments to the terms and conditions of the Offer as would enable Company to recommend and proceed with the Offer as amended, rather than the Competing Offer; if AMF determines that the Competing Offer is not a Superior Proposal, the Company Board will promptly reaffirm that the Offer is in the best interests of the Company, its employees and its shareholders by confirming its Board Recommendation; but if AMF determines that the Competing Offer is a Superior Proposal, Company may approve and recommend that holders of Company Shares accept the Superior Proposal, in which case, this Agreement shall terminate pursuant to Section 4.1, unless Offeror amends the terms of the Offer within appropriate regulatory timeline and that its revised Offer is determined by the AMF to be superior to the Superior Proposal (the “Revised Offer”), in which case the Company Board shall promptly reaffirm that the Offer, as revised, is in the best interests of the Company, its employees and its shareholders and shall recommend that holders of Company Shares accept the Revised Offer instead of the Superior Proposal.

2.1	Other Negative Undertakings
Except as required by this Agreement, Applicable Laws or with the prior written consent of the Offeror (such consent not to be unreasonably withheld or delayed), from the date hereof until the settlement of the Company Shares tendered to the initial Offer period, Company shall not:

(i)	be a party to any merger, contribution or spin off;

(ii)
make any change to its capital, or issue any transferable Company Shares, of any nature whatsoever, or any warrants (other than any issuance of shares upon exercise, conversion or exchange of securities or BSARs, or Stock Options outstanding as of the date of this Agreement);

(iii)	amend its articles of association (other than following issuance of shares upon exercise, conversion or exchange of securities or BSARs, or Stock Options outstanding as of the date of this Agreement);

(iv)
directly or indirectly acquire in any transaction (a) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or (b) any material properties or assets;

(v)	sell or convey any of its assets (excluding any Cameleon license agreement entered into the ordinary course of business) in an aggregate value in excess of € 50,000 (Fifty Thousand Euros);

(vi)	purchase any assets or services with a value in excess of €150,000 (One Hundred Fifty Thousand Euros);

(vii)	create, or agree to create, an Encumbrance over any of the Company Shares;

(viii)	materially amend, non-renew or terminate any Material Contract outside of ordinary course of business;

(ix)
(A) hire any employee at the level of Vice President or above; (B) hire any employee with an annual base salary in excess of €80,000; or (C) promote any employee to a management level position except in order to fill a position vacated after the date of this Agreement;

(x)
change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xi)
make any declaration, set aside or make any distribution in respect of its share capital, any split, dividend, combination or recapitalization of its share capital or any direct or indirect redemption, purchase or other acquisition by it of its share capital;

(xii)	make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in French GAAP or IFRS after the date of this Agreement;

(xiii)
make any payment or discharge of a lien or liability on any of its assets or properties, which lien or liability was neither (i) shown on the Audited Financial Statements (as defined below) or (ii) incurred in the ordinary course of business, consistent with past practice, after December 31, 2012;

(xiv)
make any payment deferral on any accounts payable outside the ordinary course of business, or any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

(xv)
make any material change in the manner in which the Company extends discounts, credits or warranties to customers or otherwise deals with its customers, other than made in the ordinary course of business and consistent with past practices;

(xvi)	waive any material debt owed to the Company;

(xvii)	directly or indirectly enter into any related party transaction with its officers or directors, or its shareholders; or

(xviii)	make any agreement or commitment to do any of the things described in (i)-(xvii) above.

3.6    Representations and Warranties of Company
Company represents and warrants to the Offeror that:

(i)
Company’s authorized signatory has the requisite capacity, power and authority to enter into this Agreement on behalf of Company, and this Agreement has been duly and properly approved by the Company Board in accordance with the Company’s articles of association;

(ii)
none of the execution, delivery or performance of this Agreement by Company, the consummation by Company of the transactions contemplated herein or compliance by Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of association or other organizational documents of Company or its affiliates; (ii) violate any law applicable to Company or its affiliates or any of Company’s properties or assets; or (iii) save as disclosed in Schedule 3.6 (ii), result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, vesting, payment, acceleration, change of control right, suspension or revocation under any of the provisions of any material bond, security interest, indenture, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party (including the Material Contracts), or by which any of them may be bound, except in the case of this clause (iii) for violations, breaches, defaults, terminations, cancellations, vestings, payments, accelerations, change of control rights, suspensions or revocations which would not, individually or in the aggregate, (x) have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, (y) impair the ability of Company to perform in any material respects its obligations under this Agreement, or (z) prevent or materially delay the consummation of the transactions contemplated hereby;

(iii)
acquisition of control of Company by Offeror does not require the approval of the French Ministry of Economy pursuant to Article L. 151-3 of the French Monetary and Financial Code, or any similar restriction on investments by foreign companies in “sensitive” or “strategic” sectors under the laws of a jurisdiction other than France;

(iv)
as of the date hereof, Company has issued 10,754,256 Company Shares, of which 43,853 shares are Treasury Shares (as of 22 October 2013). Except for such Company Shares and except with respect to (a) BSARs giving right to subscribe 2,523,146 ordinary shares of the Company, (b) Stock Options giving right to subscribe 243,354 ordinary shares of the Company, and (c) 550,000 Free Shares already settled into shares of the Company but subject to a mandatory lock-up period (période de conservation) pursuant to Article L.225-197 of the French Commercial Code, there are no (x) authorized, issued or outstanding shares of Company; (y) securities of Company convertible into or exchangeable for shares of Company; (z) warrants, calls, options or other rights to acquire from or subscribe to Company or any of its Subsidiaries, or any obligation of Company or any of its Subsidiaries to issue, any shares or securities convertible into or exchangeable or exercisable for shares of Company, or (xx) outstanding obligations of Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. All of the Company Shares have been validly issued and are fully paid; and all of the Stock Options and Free Shares have been duly and validly issued or granted;

(v)
Schedule 3.6(v) lists all subsidiaries of the Company (the “Subsidiaries”), and with respect to each, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of capital stock owned by each shareholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly licensed and qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect and except for what is disclosed in Schedule 3.6(v) or already disclosed to the public in accordance with the AMF Regulation regarding “information réglementée”. Each Subsidiary has all requisite corporate or entity power and authority to own lease and operate its properties and carry on its business as now conducted and currently proposed to be conducted. None of the Subsidiaries owns, directly or indirectly, any capital stock or other equity interest in any other Person;

(vi)
the audited consolidated balance sheet of Company for the fiscal years ended as of December 31, 2010, December 31, 2011 and December 31, 2012 and each related audited consolidated statements of income, retained earnings, stockholders’ equity and cash flow of Company together with all related notes and schedules thereto (collectively, the “Audited Financial Statements”), (i) were prepared in accordance with the books of account and other financial records of Company and its Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition, results of operations, assets and liabilities and cash flows of Company as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with IFRS, applied on a basis consistent with the past periods;

(vii)
Except as disclosed in Schedule 3.6(vii) or already disclosed to the public in accordance with the AMF Regulation regarding “information réglementée”, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Other Material Contracts;

(viii)	All Customer Material Contracts have been disclosed in the Data Room, an index of which is attached as Schedule 3.6 (viii);

(ix)
Except as already disclosed to the public in accordance with the AMF Regulation regarding “information réglementée”, (a) each Material Contract is valid and binding on Company and its Subsidiaries, as applicable, and is in full force and effect, except where such failure to be valid, binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Material Contract, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) neither Company nor any of its Subsidiaries has, to the knowledge of Company, received written notice of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Material Contract, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(x)
Each Benefit Plan has been maintained, funded and administered in compliance with its terms and with Applicable Law, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xi)	Except as already disclosed to the public in accordance with the AMF Regulation regarding “information réglementée”, the Company and each of its Subsidiaries have in all material respects complied with all Applicable Laws affecting the Company’s or Subsidiaries’ properties or the operation of their business. The Company has received all governmental authorizations that would be necessary to the conduct of its business, and there exists no current material default under or material violation of any such governmental authorization by or on behalf of the Company;
No proceedings of any nature whatsoever have been undertaken which may result in the withdrawal, suspension or modification of any of the approvals, authorizations, consents and permits referred to above, nor are any such proceedings threatened in writing;
The Company and its Subsidiaries have at all relevant times complied with all Applicable Laws relating to export control and trade sanctions or embargoes, and possesses all governmental authorizations required in order to comply with such Applicable Laws;

(xii)
Except as disclosed in Schedule 3.6(xii) or already disclosed to the public in accordance with the AMF Regulation regarding “information réglementée”, there is no claim or legal, administrative or other proceeding, hearing, audit, inquiry or investigation in progress against the Company or its Subsidiaries (or any of its employees, officers or directors or other similar representative of the Company or its Subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company or its Subsidiaries) before any governmental authority or private arbitrator;

(xiii)
Except as disclosed in Schedule 3.6(xiii) or already disclosed to the public in accordance with the AMF Regulation regarding “information réglementée”, either Company or a Subsidiary of Company owns, or is licensed or otherwise possesses adequate rights to use, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Company Intellectual Property”), which are material for, and used in, their respective businesses as currently conducted. Except as disclosed in Schedule 3.6(xiii) or already disclosed to the public in accordance with the AMF Regulation regarding “information réglementée”, (i) there are no pending claims by any Person alleging infringement or misappropriation by Company or any of its Subsidiaries of such Person’s intellectual property, (ii) the conduct of the businesses of Company and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, and (iii) neither Company nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the owned Company Intellectual Property;

(xiv)
The Company, including its representatives and employees (in their capacity as representatives or employees of the Company), are insured against customary risks individually. The insurance policies are valid and in full force and shall remain so until the closing of the Offer or the closing of its re-opening period. All premiums due on the above policies have been duly paid. The Company is in compliance with all material terms and conditions contained in each policy. There are no notified disputes or claims in progress against such insurance by the Company as to which insurers are defending under reservation of rights or have denied liability. All claims under such insurance have been properly filed by the Company.

(xv)
Since December 31, 2011, neither Company nor any of its Subsidiaries has received any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices of Company or any of its Subsidiaries, or their respective internal controls, including any written material complaint, allegation, assertion or claim that

Company or any of its Subsidiaries have engaged in questionable accounting or auditing practices;

(xvi)
Company is not aware of any material fact or circumstance adversely affecting the affairs of Company and its Affiliates taken as a whole which has not been disclosed publicly or to Offeror and which, if disclosed, might have a noticeable (“sensible”) influence on the traded market price of the Company Shares;

(xvii)
Company has disclosed to Offeror, and provided the Offeror access to, each contract entered into by Company or any of Company’s Affiliates and still in full force and effect that (i) represents a portion of Company’s consolidated revenue superior to 10% for each of the last three (3) years, or (ii) relates to intellectual property licensed by Company or any of its Subsidiaries that Company uses in any of its products;

(xviii)
Company has made public through the channels prescribed by applicable laws and regulations all material information that has to be made available to Company’s security holders under applicable laws and regulations;

(xix)
Except as disclosed in Schedule 3.6(xix), neither Company nor any of its Subsidiaries has engaged any adviser, expert, broker or finder or incurred any liability for any fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement and the Offer Documents for which any cost or liability could be imposed on Offeror or Company or any of their respective affiliates;

(xx)
There has been no material information on the Company, its Subsidiaries or their businesses since the date of the last Company’s annual report (document de reference), which should have been publicly disclosed, which the Offeror should have been made aware of in the course of its due diligences in connection with the transaction contemplated herein and which could have had a significant impact on the Company’s stock price if made publicly available.

The Schedules to this Article 3.6 are attached as Exhibit 4 to this Agreement.
3.7    Representations and Warranties of Offeror
Offeror represents and warrants to the Company that:

(i)	Offeror is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of organization.

(ii)
Offeror’s authorized signatory has the requisite capacity, power and authority to enter into this Agreement on behalf of Offeror, and this Agreement has been duly and properly approved by the competent corporate body of the Offeror in accordance with the Offeror’s articles of association;

(iii)	Offeror has all requisite corporate power and authority to consummate the Offer;

(iv)
none of the execution, delivery or performance of this Agreement by Offeror, the consummation by Offeror of the transactions contemplated herein or compliance by Offeror with any of the provisions hereof will conflict with or result in any breach of any provision of the articles of association or other organizational documents of Offeror or violate any law applicable to Offeror, in each case which would render this Agreement null and void.

(v)	As of the date of this Agreement, the Offeror is not aware of any misrepresentation by or on behalf of the Company in connection with Section 3.6 of this Agreement

(with the exception of representations made in (i) to (iv) of such section) and on the basis of which the Offeror could decide to terminate this Agreement.
3.8    Governance Upon Completion of the Offer
Upon settlement of the Company Shares tendered into the initial Offer period, Offeror shall be entitled to designate a majority of directors on the Company Board and Company shall, at such time, cause Offeror’s designees to be so elected or appointed to the Company Board and shall take all actions requested by Offeror necessary to effect any such election or appointment.
In connection with the foregoing, the Company shall (i) promptly obtain the one-by-one resignations of Mr. Jacques Soumeillan, Mrs. Françoise Asparre, Mr. Thibault de Bouville and one independent board member, (ii) make its best efforts to obtain the resignation of another independent board member, and (iii) promptly upon each of such resignations, obtain the cooptation of a sufficient number of Offeror’s representatives so that Offeror controls the Company Board (by way of having a majority of the members at the Company Board or in case of tie, by having one of the representatives of Offeror being appointed as President of the Company Board with a casting vote).
3.9    Break-Up Fee
Company shall pay to Offeror a break fee of:

(i)
€750,000 if the Company recommends or determines to remain neutral with respect to a Takeover Proposal from a third party (which is not qualified as a Superior Proposal) and/or enters into an agreement with respect to a Takeover Proposal (which is not qualified as a Superior Proposal);

(ii)
€750,000 if the Company implements measures which modify its substance, or which cause the Offer to be irrelevant (sans objet), in each case within the meaning of Article 232-11 of the AMF Regulation; or

(iii)
€500,000 if the AMF announces that a tender offer for the Company’s securities made by a third party is successful, as indicated in the result notice (“avis de résultat”) published by the AMF after closing of such tender offer.

(in each case, the “Break-Up Fee”).
Offeror shall pay to Company a break fee of €500,000 (the “Reverse Break-Up Fee”) if Offeror does not file the Offer to the AMF, in accordance with the AMF Regulation and under terms and conditions set forth in Exhibit 1, within 5 Business Days following the date of this Agreement.
The payment of the Break-Up Fee or Reverse Break-Up Fee shall occur within five (5) calendar days of the date on which the event having triggered it shall have occurred.
Parties acknowledge that the agreements contained in this Section 3.9 are an integral part of this Agreement and that, without these agreements, the Offeror and the Company would not enter into this Agreement.
The payment of any amounts due pursuant to this Section 3.9 shall not constitute the exclusive remedy of Offeror or Company under this Agreement. Without limiting the generality of the foregoing, in the event of a breach (or deemed breach) by Company of Section 3.4, Offeror may seek any and all other remedies available at law or in equity to which Offeror is entitled.

3.10    Information
During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the settlement of the Company Shares acquired in the initial Offer period, Company shall, subject to any restrictions imposed by applicable law, notify Offeror of any event or circumstance that has or may reasonably be expected to have either a Material Adverse Effect or a material positive impact on the business, assets, properties, results of operations or financial condition of Company and its Affiliates, taken as a whole, or the ability of Offeror and its affiliates to continue operating the business of Company and its Affiliates after the closing of the Offer in substantially the same manner as it was operated immediately prior to the date of this Agreement.
3.11    Employment contracts
Following the meeting of the Company Board which will appoint the new directors representing the Offeror as well as the new Président Directeur Général of the Company, Offeror undertakes and procures that, on the date of such meeting, the Company will enter into and execute employment agreements respectively with Mr. Jacques Soumeillan and with Mrs. Françoise Asparre, substantially in the forms attached as Exhibit 5.

4.	TERMINATION
4.1    Automatic Termination
This Agreement shall terminate automatically (de plein droit) upon the occurrence of any of the following:

(i)	the Offer lapses;

(ii)	The Offer is not declared compliant (conforme) by the AMF by December 20th, 2013, at the latest;

(iii)
The Offeror does not reach the 65% threshold of the share capital of the Company upon publication of the result notice (avis de résultat) of the Offer by the AMF, it being understood that such threshold shall be calculated by dividing (i) the number of Company Shares tendered in the Offer by (ii) the number of outstanding Company Shares (which shall not include the Treasury Shares and the Free Shares);

(iv)
The AMF declares that a Competing Offer is compliant (“conforme”) and Offeror does not match such Superior Proposal as contemplated by Section 3.4 provided that such termination shall only be effective if, subject to the Competing Offer being successful, the Company has effectively paid the Break-Up Fee to Offeror pursuant to Section 3.9.;

(v)
a governmental authority of competent jurisdiction enacts, issues, promulgates, enforces or enters any applicable law or regulation which (i) has the effect of making the sale and purchase of Company Shares pursuant to the Offer, illegal or otherwise prohibiting, restraining or preventing consummation of the sale and purchase of the Company Shares pursuant to the Offer, and (ii) is final, binding and non-appealable; or

(vi)	the Offer is withdrawn by the Offeror pursuant to Section 2.3.
4.2    Termination at Option of Offeror or Company
Offeror shall have the right to terminate this Agreement if:

(i)	Company has not complied with its obligations under Sections 3.1 to 3.6;

(ii)
the representations and warranties under Section 3.6 are inaccurate as of the date hereof; provided, however, that Offeror may not terminate this Agreement for a minor and immaterial breach of such representations and warranties;

(iii)	the Company Board withdraws or modifies the Board recommendation and/or recommends a tender offer or a Takeover Proposal from a third party; or

(iv)	the Company has implemented measures which modify its substance, or which cause the Offer to be irrelevant (sans objet), in each case within the meaning of Article 232-11 of the AMF Regulation.
Company shall have the right to terminate this Agreement if the Offer is not filed by Offeror, in accordance with the AMF Regulation, within 5 Business Days following the date of this Agreement; provided that such termination shall only be effective if the Offeror has effectively paid the Reverse Break-Up Fee to Company pursuant to Section 3.9.
4.3    Effect of Termination
Any termination of this Agreement, including any termination pursuant to Sections 4.1 and 4.2, shall be without prejudice to the provisions of the Confidentiality Agreement, and the provisions of Section 3.9 (to the extent that an event triggering the payment of a Break-Up Fee or a Reverse Break-Up Fee has occurred on the same day as, or before, such termination), this Section 4.3 and Articles 6 and 7 of the Agreement, which shall remain in force in accordance with their terms. Except as set forth above, if this Agreement is terminated in accordance with Section 4.1 or 4.2, such termination shall not release Company or Offeror respectively from liability for any breach of this Agreement that has arisen prior to such termination.

5.	COMMUNICATION
5.1    Joint Analyst and Media Presentation - Road Shows
At the request of the Offeror, executives from the Company will participate in media presentations and road shows sponsored by the Offeror to explain the Offer and its rationale.
5.2    Other Communications
Except as may otherwise be required by applicable laws or regulations or expressly provided for in this Agreement, the Parties hereby agree that they will, to the extent reasonably possible, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the Offer.

6.	NOTICES
All notices or communications made pursuant to this Agreement must be addressed by registered letter, return receipt requested, and shall be deemed effective upon receipt, unless they are preceded by a fax transmission, in which case they shall be deemed effective upon being sent. Said notices shall be sent to each Party address referred to above, and, as the case may be, to the following individuals and their corresponding fax numbers, unless notified otherwise as indicated above:

•	To the Offeror:

c/o PROS Holdings, Inc.
3100 Main St, Ste 900
Houston, TX 77002
Attention: Andres D. Reiner

with a copy to:
Taylor Wessing
42 avenue Montaigne
75008 Paris
France
Attention: Nicolas de Witt

and with a copy to:
DLA Piper LLP
401 Congress Avenue, Suite 2500
Austin, Texas 78701-3799
Attention: Ariane Chan, Esq.

•	To the Company:
Cameleon Software
Le Galilée - 185 rue Galilée
31670 Labège
France
Attention:
Mr. Jacques Soumeillan and Mr. Thibault de Bouville

with a copy to:
De Pardieu Brocas Maffei
57, avenue d’Iéna
75116 Paris
Attn: Patrick Jaïs

Any fax shall also be copied in an email to the email addresses set forth above, but such email shall not be treated as official notice.

7.	MISCELLANEOUS
7.1    Variation; Amendment
No variation or amendment of this Agreement shall be effective unless in writing and executed by or on behalf of each of the Parties.
7.2    Fees and Expenses
Except as provided in Article 3.9 above, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein shall be paid by the Party incurring such expenses.
7.3    Entire Agreement; No Third Party Beneficiaries.
This Agreement and the Exhibits hereto (and any other agreements entered into on or subsequent to the date hereof) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, in particular the Exclusivity Agreement dated July 23, 2013 and the revised indicative offer letter dated September 27, 2013, but except as regards to the Confidentiality Agreement. This Agreement is not intended to, and does not confer upon any Person other than the Parties hereto any rights or remedies hereunder.
7.4    Severability
If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions shall continue in full force without being impaired or invalidated in any way. The Parties agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
7.5    Specific Performance
The Parties hereto agree that irreparable damages would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance (exécution forcée) of the terms hereof, in addition to any other remedy at law that may be available. Accordingly, the exclusion of specific performance under Article 1142 of the French Civil Code is hereby expressly waived by each of the Parties.
7.6    Governing law and Jurisdiction

(i)	This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of France, without regard to the principles of conflicts of laws thereof.

(ii)
Any dispute, controversy or claim arising out of or relating to this undertaking, including its interpretation or performance, or the breach, termination or validity thereof, shall be submitted to the sole jurisdiction of the Paris Commercial Court (Tribunal de Commerce de Paris) and, as to appeals, to the Cour d’Appel of Paris.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Entered into in Paris
On October 24, 2013
In two (2) original copies

Offeror
By: PROS HOLDINGS, Inc.
Name: Andres Reiner
Title: Chief Executive Officer

Company
By: Cameleon Software
Name: Jacques Soumeillan
Title: Président Directeur Général

LIST OF EXHIBITS

Exhibit 1: Draft Note d’Information
Exhibit 2: Draft Note en réponse
Exhibit 3: Draft press release
Exhibit 4: Disclosure schedules to the representations made by the Company
Exhibit 5: Employment agreements

EXHIBIT 1
DRAFT NOTE D’INFORMATION

EXHIBIT 2
DRAFT NOTE EN REPONSE

EXHIBIT 3
DRAFT PRESS RELEASE

EXHIBIT 4
DISCLOSURE SCHEDULES

EXHIBIT 5

EMPLOYMENT AGREEMENTS